Exhibit 99.1

Suntron Names New Chief Executive Officer

Phoenix, AZ, May 10, 2005 – The Board of Directors of Suntron Corporation (NASDAQ: SUNN), announced today that James Bass resigned May 6, 2005 as President and Chief Executive Officer. The Board also announced that the Chief Operating Officer of Suntron, Michael Eblin also resigned on May 6, 2005.

Jeffrey Goettman, Chairman of the Board of Directors, said, “The Board deeply appreciates the contributions of both Jim and Mike and thanks them for the leadership they have provided to the Company over the last five years. Jim will continue to provide support for Suntron in a consulting capacity.”

Concurrently, the Board announced that it has elected Hargopal (Paul) Singh as the new President and Chief Executive Officer effective May 6, 2005. Paul will also join the Board of Directors. Previously, Mr. Singh was Vice President of Operations at Suntron’s largest facility located in Sugarland, Texas.

“The Board has chosen Paul Singh to lead the Company, because of his ability to build customer relationships and effective organizations,” said Goettman. “Paul and the Board share a vision of the future for this Company, and we look forward to regaining the momentum that made this one of the fastest growing EMS companies in 2004.”

Mr. Singh stated, “This is a great opportunity, and I look forward to building and expanding Suntron’s relationships with existing customers and to continue to attract new customers in our core high mix markets.”

Singh joined Suntron in 2004 as a Vice President, and has 30 years of experience in manufacturing. Most recently he was Executive Vice President of New Business Ventures at PEMSTAR, Inc., and prior to joining PEMSTAR, Mr. Singh was employed with IBM for over 15 years.

Additionally, Suntron announced that Ivor J. (Ike) Evans will join the Board of Directors as Vice Chairman. Ike has held senior leadership positions at Union Pacific, Emerson Electric and General Motors. Most recently he served as Vice Chairman of both Union Pacific Corporation and Union Pacific Railroad. He is currently a director of Cooper Industries and Textron, Inc. He is also an Operating Partner at Thayer Capital Partners, a Washington, D.C. based private equity firm. “I am excited to be associated with Suntron and look forward to working with Paul to meet customers’ service expectations and our business objectives,” said Evans.

About Suntron Corporation
 Suntron is a leading provider of integrated electronics manufacturing services and solutions for the semiconductor capital equipment, aerospace and defense, industrial, and medical industries. Headquartered in Phoenix, Arizona, Suntron operates seven full-service, assembly facilities and two quick-turn assembly facilities in North America. Suntron’s capabilities include complete system level integration as well as printed circuit card assembly, cable and harness production, and after-market repair and warranty services. In addition, Suntron offers a complete suite of design and engineering services, quick turn prototyping, product testing and direct order fulfillment. The Company has approximately 2,000 employees and contract workers.

Visit www.suntroncorp.com or call 888-520-3382 for more information.

Safe Harbor Statement
This release may contain forward-looking statements that relate to future events or performance. These statements reflect Suntron’s current expectations, and Suntron does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Suntron’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions and specific conditions in the electronics industry, including the defense and aerospace segments of the electronics industry; Suntron’s dependence upon a small number of customers; the Company’s ability to attract new customers and maintain existing customers; changes or cancellations in customer orders as well as other factors identified as “Factors That May Affect Future Results” or otherwise described in Suntron’s filings with the Securities and Exchange Commission from time to time.